Exhibit 10.6

ASSET MANAGEMENT AGREEMENT

THIS AGREEMENT FOR ASSET MANAGEMENT SERVICES (this “Agreement”) between Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Manager”) and AP/APH Ventures, LLC, a Delaware limited liability company (“Company”) is entered into this      day of                     , 2004, to be effective as of the closing date of the initial public offering (the “IPO”) of the common shares of Capital Lodging, a Maryland real estate investment trust (“Capital Lodging”) and an affiliate of the Manager (the “Effective Date”).

RECITALS

A. Company, through separate subsidiaries (the “Owners”), holds ownership interests in those certain hotels more particularly set forth on Exhibit A attached hereto (collectively, the “Hotels,” and individually, a “Hotel”)

B. Manager is willing to provide certain asset management services, as set forth on Exhibit B (the “Services”), with respect to the Hotels.

C. Company desires to retain Manager to perform the Services.

NOW, THEREFORE, in consideration of the covenants, promises, agreements and conditions contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Company and Manager agree as follows:

AGREEMENT

1. Services. Manager agrees to provide the Services for the Term (as defined below) in accordance with the terms and provisions of this Agreement. Manager will devote such resources as is required in order to perform the Services, and will have control of the means and methods used to provide the Services. Manager shall use its commercially reasonable efforts to promote the success of the Hotels and shall cooperate with the Company in the advancement of the best interests of the Hotels.

2. Term. The term of this Agreement (the “Term”) shall be five (5) years commencing on the Effective Date unless terminated earlier in accordance with the terms hereof.

3. Compensation and Reimbursement of Expenses. Company will pay and provide the following compensation and reimbursement to Manager:

3.1 Asset Management Fee.

(a) Company shall pay Manager a monthly asset management fee in the amount set forth below (the “Management Fee”). The Management Fee will be due and payable for each calendar month in arrears on the tenth (10th) day of the calendar month immediately following the calendar month in which the Management Fee is earned. If the

Effective Date is on a day other than the first day of a calendar month or if this Agreement is terminated on a day other than the last day of a calendar month, then the Management Fee for the calendar month in which the Effective Date falls or during which the Agreement is terminated, respectively, shall be prorated for such calendar month by multiplying such Management Fee by a ratio, the numerator of which is the number of days in such calendar month within the Term and the denominator of which is the number of days in such calendar month.

(b) The Management Fee shall initially be $33,333.00 per month and, beginning on January 1, 2006, such amount shall be subject to an annual increase equal to five percent (5%), in each case, subject to reduction as set forth below, and prorated for any partial calendar month to which such amount applies in the same manner as set forth in Section 3.1(a).

(c) In the event that two or more of the Hotels are sold, transferred or otherwise conveyed to a third party unaffiliated with Company (a “Sale”), whether through a single transaction or through multiple, separate transactions, the total aggregate Management Fee to be paid to Manager pursuant to this Agreement shall be reduced as of the date on which Company provides notice of the closing of the Sale immediately following which two or less Hotels remain subject to this Agreement (the “Applicable Sale”), to $25,000 per month for periods ending prior to January 1, 2006 and increased at a rate of five percent (5%) per year thereafter.

In the event of an Applicable Sale, the Management Fee shall be reduced effective as of the first day of the calendar month immediately following the date of the Applicable Sale; provided, however, in the event that the Applicable Sale occurs on the first day of a calendar month, the Management Fee shall be reduced as of the date of the Applicable Sale (such date being the “Adjustment Date”).

3.2 Expenses. Company shall reimburse Manager for all customary Expenses (as defined below) incurred by representatives of Manager while performing the Services. “Expenses” shall be defined as the reasonable cost of all (a) transportation (including travel on commercial flights within the continental United States in coach class for any flight less than 1,300 miles and in first or business class for any flight equal to or greater than 1,500 miles), lodging, food and beverage, telecommunications and other usual and customary expense while traveling away from the applicable Manager representative’s residence on behalf of Company; (b) long distance telephone charges; (c) printing, copying, mailing and delivery; and (d) other usual and customary expenses incurred in connection with Manager’s performing the Services under this Agreement, but excluding any general overhead or similar costs and expenses, including, without limitation, rent, personal property and equipment expenses, employee compensation and other fixed costs. Any reimbursement owing to Manager from time to time under this Section 3.2 will be paid within thirty (30) days after receipt by Company of an expense report accompanied by substantiating receipts or invoices.

4. Termination.

4.1 Without Cause. Either party may terminate this Agreement without Cause, immediately upon the abandonment of the IPO by Capital Lodging prior to the Effective

Date. On or after December 31, 2005, Company may terminate this Agreement at any time, without Cause, upon ninety (90) days written notice to Manager.

4.2 With Cause. Company may terminate this Agreement for Cause at any time upon two (2) days written notice to Manager, unless a longer period is specifically set forth in the succeeding sentence. “Cause” shall be defined as (a) a material breach of this Agreement, but excluding any such breach capable of being cured which has been cured within fifteen (15) days following written notice thereof; (b) a failure to perform the Services which has not been cured within fifteen (15) days following written notice thereof; (c) misappropriation of any Company funds or property; or (d) Manager’s gross negligence, fraud, willful misconduct or violation of law.

4.3 Sale of Hotels. Upon the Sale of any Hotel, such Hotel shall no longer be covered by this Agreement, and Manager shall no longer perform Services related to such Hotel. Upon the Sale of all of the Hotels, whether through a single transaction or through multiple, separate transactions, this Agreement shall automatically terminate as of the date of the Sale of the last Hotel.

5. Ownership of Work Product. All right, title and interest in and to any data relating to Company’s business operations, including, without limitation, all data and information relating to the Hotels, will remain the exclusive property of Company, whether or not provided to Manager during the provision of the Services. Within twenty (20) days following the expiration of the Term, Manager will promptly return to Company all copies in Manager’s possession of any of Company’s data, records or other materials of whatever nature or kind, including materials incorporating proprietary information of Company, and will furnish to Company all work in progress or portions thereof, including all incomplete work.

6. Confidentiality. During the Term, Company and the Owners, either directly or through their directors, officers, employees, legal counsel, independent certified public accounts or other agents, advisors or representatives (collectively, “Company Parties”), will give Manager access to, and Manager will become familiar with, various trade secrets, confidential financial information, proprietary information of Company, the Owners and others, and other information relating to Company and the Owners including, without limitation, information related to the Hotels (collectively, the “Confidential Material”). Confidential Material does not include any information or material that either (a) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by Manager or Manager’s (or Manager’s subsidiaries’ or affiliates’) directors, officers, employees, legal counsel, lenders and their legal counsel, independent certified public accountants or other agents, advisors or representatives (collectively, including Manager, “Manager Parties”); (b) was known to Manager on a lawful and nonconfidential basis prior to its disclosure to Manager by Company Parties; or (c) becomes available to Manager on a lawful and nonconfidential basis from a third party source (other than Company Parties). Neither this Agreement nor the delivery or communication of any Confidential Material by the Company Parties to Manager or to any other person or entity shall constitute a waiver by Company or the Owners of any privilege, including, without limitation, privileges pertaining to attorney-client communications and attorney work product, that may be asserted by Company or the Owners. Manager will not at any time use or disclose any Confidential Material to any person other than Company or the Owners, and Manager shall be responsible for preventing Manager Parties from so disclosing any such Confidential Material, and Manager will use its commercially reasonable efforts and take all such action as is necessary, at its sole expenses, to prevent any disclosure thereof, including, without limitation, the commencement and prosecution of court proceedings; provided, however, that Manager may disclose such information (i) to those Manager Parties who shall require access thereto for the purpose of performing the Services and who are informed of the confidential nature of the Confidential Material and agree to be bound by the terms hereof; (ii) as may be required by law or to comply with lawful judicial process (and then only after providing Company advance written notice of such disclosure and an opportunity to contest the same); or (iii) with Company’s prior written consent, which may be withheld in Company’s sole discretion. Manager shall use the Confidential Material solely for purposes of performing the Services. Upon Company’s written request, Manager shall promptly return to Company (or Company’s designees), or certify the destruction of, the Confidential Material and any copy of copies thereof made by Manager Parties.

7. Dispute Resolution.

7.1 Arbitration. Any dispute, controversy or claim (except an action for a temporary restraining order, preliminary injunction or similar equitable relief) asserted by any party hereto against another party arising out of or relating to this Agreement or any document or agreement executed pursuant to this Agreement or the breach thereof, shall be settled by arbitration if so requested by any party pursuant to Section 7.2. The arbitration shall be conducted by one arbitrator, who shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be held in New York, New York, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except that the rules set forth in this Section 7 shall govern such arbitration to the extent that they conflict with the rules of the AAA.

7.2 Notice; Procedures. Upon written notice by a party to the other parties of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner with such arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, New York law shall govern, except to the extent those laws conflict with the Commercial Arbitration Rules of the AAA and the provisions of this Section 7. The arbitrator shall permit and set deadlines for reasonable discovery at the request of either party. All other procedural matters shall be within the discretion of the arbitrator. In the event a party fails to comply with the procedures in any arbitration in any manner as determined by the arbitrator, the arbitrator shall fix a reasonable period of time for compliance and, if a party fails to comply within such period, a remedy deemed just by the arbitrator, including, without limitation, an award of default, may be imposed. The prevailing party in any such arbitration shall be awarded costs, including, without limitation, attorneys’ fees, by the arbitrator.

7.3 Binding Nature. The determination of the arbitrator shall be final and binding on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8. Manager’s Representations and Warranties. Manager represents and warrants to Company that the execution and delivery by Manager of this Agreement does not, and the performance by Manager of Manager’s obligations hereunder will not, with or without the giving or notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency to which Manager is subject; or (b) conflict with, result in the termination or breach of any provision(s) of, or constitute a default under, any agreement to which Manager is a party or by which Manager is or may be bound.

9. Company’s Representations and Warranties. Company represents and warrants to Manager that the execution and delivery by Company of this Agreement does not, and the performance by Company of Company’s obligations hereunder will not, with or without the giving or notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency to which Company is subject; or (b) conflict with, result in the termination or breach of any provision(s) of, or constitute a default under, any agreement to which Company is a party or by which Company is or may be bound.

10. Indemnification. In performing the Services, Manager is acting solely in an advisory capacity to Company, and, unless caused by the gross negligence or willful misconduct of Manager, breach of this Agreement by Manager or any act or omission by Manager constituting Cause, Manager shall not be liable, directly or indirectly, for any event or occurrence at or in connection with the Hotels or for any debt or liability whatsoever incurred in connection with the Hotels. Company shall indemnify and hold harmless Manager from and against any and all liability, loss, claims, damages, costs and expenses (“Liabilities”) arising out of or incurred in connection with the ownership, management or operation of the Hotels (including, without limitation, any Liability related to any environmental or hazardous materials condition or occurrence), except those Liabilities caused by the negligence, gross negligence or willful misconduct of Manager, breach of this Agreement by Manager or any act or omission by Manager constituting Cause.

11. Miscellaneous.

11.1 Remedies. Except as otherwise provided herein, the remedies provided by this Agreement will be cumulative and concurrent, and may be pursued singly, successively or together, and may be exercised as often as occasion therefor will occur. No single or partial exercise by any party of any right, power or remedy will preclude any other or further exercise thereof or of any other remedy.

11.2 Authority To Execute. Each person executing this Agreement represents an warrants that it is duly authorized to execute this Agreement by the party on whose behalf it is so executing. Further, each party represents and warrants that the execution of this Agreement will not conflict with, violate or result in a breach of any terms, conditions or provisions of any law, regulation, order, writ, regulation, decree or award of any court of governmental entity with jurisdiction or any agreement to which such party is a party.

11.3 Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement. Executed copies hereof may be delivered by telecopier and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered thereafter.

11.4 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, Manager may not assign this Agreement or its rights or obligations hereunder to an entity that is not an affiliate of Manager without the prior written approval of Company, which approval may be given or withheld in Company’s sole and arbitrary discretion.

11.5 Section Headings. The section headings herein are inserted only for convenience and reference and shall in no way define, limit or prescribe the scope or intent of any provisions of this Agreement.

11.6 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and no prior written or oral agreement shall have any force or effect or be binding upon the parties hereto.

11.7 Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed as severed from this Agreement, and the balance of this Agreement shall remain in effect.

11.8 Governing Law. The terms and provisions of this Agreement shall be construed under and governed by the laws of the State of New York, notwithstanding any choice of law or conflict of laws principles. If any action or proceeding is brought concerning this Agreement, it shall be brought in, and the sole and exclusive venue of any such action shall be, a court of competent jurisdiction sitting in New York, New York, or, if in a federal court, in the Southern District of New York.

11.9 Waivers. No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation. Any waiver by a party of a particular breach or default of this Agreement shall not be deemed to be a waiver of any other prior or subsequent breach or default, and no waiver of any provision of this Agreement shall be effective unless made in writing.

11.10 Amendment. This Agreement may not be amended or terminated except by a written instrument signed by the parties hereto.

11.11 Attorney Fees. Should any party hereto institute any action or proceeding in court or through arbitration to interpret or enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any remedy, the substantially prevailing party shall receive and be awarded all reasonable attorneys’ fees and all court costs in connection with said proceedings.

11.12 Notices. Any notices required by any provision of this Agreement shall be made in writing (including electronic communication) and delivered by United States registered or certified mail, postage prepaid, by reputable overnight courier, prepaid, or by facsimile. Such notice shall be effective three (3) days after the mailing thereof by registered or certified mail, one (1) business day after the mailing thereof by overnight courier, and on the day of confirmed delivery by facsimile. Each party shall give notice to the other party in the event of any change of address. Rejection or refusal to accept delivery or the inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of notices as of the date such notice was deposited in the mail or delivered to the courier or transmitted via confirmed facsimile. Notices shall be addressed as follows:

If to Company:	AP/APH Ventures, LLC c/o Apollo Real Estate Advisors, L.P. Two Manhattanville Road Purchase, New York 10577-2118 Attention: Ronald J. Solotruk Facsimile: (914) 694-1727

With a copy to:	Apollo Advisors, L.P. 10250 Constellation Boulevard, Suite 2900 Los Angeles, California 90067 Attention: Michael Weiner Facsimile: (310) 843-1950

If to Manager:	Capital Lodging Operating Partnership, L.P. 2927 Maple Avenue, Suite 503 Dallas, Texas 75201 Attention: Edward Rohling Facsimile: (214) 721-1095

With a copy to:	Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200 Los Angeles, California 90071 Attention: Steven M. Ruskin Facsimile: (213) 612-2501

11.13 Survival. Notwithstanding the expiration or termination of this Agreement or the Term, this Agreement shall continue in full force and effect as to any provision(s) requiring observance or performance subsequent to any such termination or expiration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMPANY: AP/APH VENTURES, LLC By: AP/APMC Partners, LLC, a Delaware limited liability company, its manager By: AP/APMC-MM, LLC, its managing member By: Kronus Property III, Inc. its manager

By:

Name:

Title:

MANAGER: CAPITAL LODGING OPERATING PARTNERSHIP, L.P. By: Capital Lodging General Partner, LLC, a Delaware limited liability company, its general partner

By:

Name:

Title:

[Signature Page to Asset Management Agreement]

EXHIBIT A

LIST OF HOTELS

Name	Flag	City	State	Keys	Manager	Owner
Stoneleigh	Independent	Dallas	Texas	158	Prism	AP/APH Stoneleigh, L.P.

Radisson Historic Richmond	Radisson	Richmond	Virginia	230	Prism	Historic Richmond Hotel, LLC

Radisson Greentree	Radisson	Greentree	Pennsylvania	467	Radisson	AP/APH Pittsburgh, L.P.

Radisson Plaza Warwick	Radisson	Philadelphia	Pennsylvania	545	Radisson	AP/RAD Venture, L.P.

A-1

EXHIBIT B

SERVICES

The following scope of work will be performed by Manager:

•	Competition Analysis—Review hotels in Competitive Sets. Study history of RevPAR penetration. Establish penetration benchmarks. Monitor monthly. Establish and maintain property level communication link with competitors to obtain short term high and low demand periods for effective yield management and short term performance analysis.

•	Overall Performance Analysis—Define the ongoing performance status of each property:

☐	Identify the unique strengths of each property and determine the degree to which the strengths are used to a competitive advantage.

☐	Identify each property’s weaknesses and determine corrective action for those weaknesses that detract from property value.

☐	Study market and cost structure to find opportunities to increase revenues and/or reduce costs. Search for underutilized square footage that could provide lease income and review alternate, higher profit uses for Hotel space generally. Review outsourcing opportunities in conjunction with branded manager. Study validity of any stated profit contribution from large scale beverage operations.

☐	Factor in hidden costs on F&B management, security, insurance, human resources, etc. and analyze importance to property rooms revenue generating ability.

☐	Research new supply threats. Research all major demand generators to identify any changes that might reduce travel volume.

•	Key Personnel Review—At each Hotel, identify key employees, consultants or others providing services with attitudinal and competency problems and recommend effective replacements.

•	Annual Budget and Plan Review—Eliminate expenses that do not directly contribute to revenues, especially expenses that contribute solely to management prestige. Recommend changes to Annual Budget and Plan and oversee, direct and monitor implementation of the same. Recommend changes to Operating Budgets and oversee, direct and monitor implementation of the same. Establish benchmark comparisons to both industry and owned property performance statistics.

B-1

•	Sales and Marketing Plans Review—Review Sales and Marketing Plans for effectiveness, efficiency, reality and cost. Assure that benefits flow to the real estate owner, not the branded manager’s branch development. Focus sales department review on the quantity and quality of relationships with group and individual room bookers. Recommend changes to Sales and Marketing Plans and oversee, direct and monitor implementation of the same. Search for and eliminate complex, costly marketing and advertising programs that create images rather than directly creating bookings.

•	Monthly Financial Review—Establish monthly Operating Statement Review & Critique practice throughout portfolio. Review Actual/Budget/Variance/Reason at each property with Company. Require written monthly operating statement critiques including “Action Items” for every material under-performing line item.

•	Cap Ex Budgets Review—Analyze maintenance Cap Ex budgets separately from ROI Cap Ex budgets. Determine likelihood of projected yield of ROI expenditures. Recommend changes to Cap Ex budgets and scope and oversee, direct and monitor implementation of the same. Review recent Cap Ex works to review degree to which enhancements are being exploited for financial gain.

•	Accelerated Asset Manager Orientation—On-site rotation at hotels as needed to assess and manage each property. Discuss Recent Property Performance with Executive Committee at each Hotel. Attend regularly scheduled property-level staff meetings.

•	Interface with Branded Managers—Establish regular meeting schedule and agenda with branded management companies, focusing on specific expectations and accountability for results.

•	Benefit Flows to Real Estate—Continually monitor management company decisions to assure that decisions benefit real estate owners, not management companies. Review the volume purchasing benefits from the branded operators and assure that benefits flow to the real estate owners and not solely to the branded operator. Review contractual commitments process at property level to limit any surprise encumbrances at exit.

•	Strategic Plan Review—Review any existing Strategic Plans and revise as necessary.

Reporting to Company:

•	Provide bi-monthly “state of the portfolio” report, with specific contents to be mutually agreed upon, to Company.

•	Assist Hotel managers in designing a weekly flash report that is useful to the Company and the applicable Hotel.

•	Quarterly Board meeting at Company’s New York office.

B-2